UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 19, 2007

AFTERMARKET TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Opus Place, Suite 600, Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(630) 271-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain
Officers.

New Employment Agreement with Principal Executive Officer

On January 19, 2007, the Board of Directors of Aftermarket Technology Corp. approved and we entered into a new employment agreement with our principal executive officer, Chairman, President and CEO Donald T. Johnson, Jr. The agreement provides for Mr. Johnson’s employment through December 31, 2007, subject to two one-year automatic renewals unless we give Mr. Johnson 90 days’ prior written notice of nonrenewal. The agreement also provides an annual base salary of $560,000 (retroactive to January 1, 2007), participation in our various incentive and benefit plans, an annual car allowance of $24,000 (retroactive to January 1, 2007), and reimbursement of up to $20,000 per year of Mr. Johnson’s expenses for financial planning, club dues, estate planning, home office and similar matters. The agreement also includes

•	a noncompetition provision that runs for 24 months after Mr. Johnson ceases to be employed by us,
•	a confidentiality provision, and
•	a provision that prohibits Mr. Johnson from soliciting our employees for employment by other companies during the 36-month period after ceasing to be employed by Aftermarket Technology Corp.

The agreement provides for severance equal to two times the sum of Mr. Johnson’s annual base salary plus his target bonus under our annual incentive compensation plan, payable if

•	Mr. Johnson is terminated without cause or resigns for “good reason” (see below),
•	his employment term is not renewed at the end of any year and a “change in control” (as defined in the employment agreement) has occurred within 18 months prior to such year-end, or
•	he becomes disabled.

The severance payments would be made over two years unless the end of employment occurs within 18 months after a change in control, in which case the severance would be paid in a single payment within ten days after Mr. Johnson’s termination. The severance is subject to income tax gross-up if Mr. Johnson’s employment ends within 18 months after a change in control. In addition to severance, Mr. Johnson would also receive a prorated portion of any cash bonus under our long-term incentive plan discussed below. The agreement also provides for continued medical benefits for five years after termination. “Good reason” means (x) a material diminution in Mr. Johnson’s compensation, authority or responsibilities that is not justified by his performance, or (y) our material breach of the employment agreement, where such diminution or breach is not cured within 30 days after notice from Mr. Johnson.

As part of the new employment agreement, the terms of all of Mr. Johnson’s outstanding and unvested stock options and restricted stock were modified to provide that such options and restricted stock will continue to vest according to their vesting schedules after Mr. Johnson ceases to be employed by Aftermarket Technology Corp. under the following circumstances:

•	the expiration of his employment term without renewal,
•	his termination without cause or resignation for good reason,
•	his permanent disability, or
•	his voluntary resignation if the Board determines that Mr. Johnson has provided an orderly transition to his successor.

If Mr. Johnson ceases to be our employee due to his death, then all outstanding and unvested stock options and restricted stock will immediately vest.

All stock options that are vested as of the time Mr. Johnson ceases to be our employee and all options that subsequently vest as described above will remain in effect and be exercisable until the tenth anniversary of their respective dates of grant.

Long-Term Incentive Plan

On January 19, 2007, the Board granted to Mr. Johnson 87,700 options to purchase common stock at an exercise price of $20.80 (the closing price of our stock on the Nasdaq Global Select Market on the date of grant) and 29,400 shares of restricted stock. These grants were made pursuant to our new long-term incentive plan for our senior officers, which was announced in December 2006. Mr. Johnson’s target cash award under the plan was set at $504,000. The cash award will be payable after the end of 2008 if we achieve certain targets for revenue, net income and return on invested capital for 2006-2008. The total value of the stock and cash awards to Mr. Johnson under the long-term incentive plan is intended to equal 300% of his annual base salary.

The stock options will vest and become exercisable in one-third increments on the first, second and third anniversaries of the grant date and will expire on January 19, 2017. The restricted stock will vest and cease to be restricted in one-third increments on the first, second and third anniversaries of the grant date. Under certain circumstances, vesting of both the stock options and the restricted stock will continue after the time Mr. Johnson ceases to be an employee of Aftermarket Technology Corp. as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFTERMARKET TECHNOLOGY CORP.ORATION

Date: January 23, 2007	By:	/s/ Joseph Salamunovich
Vice President